UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

-------------------------

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 15, 2013

(Date of earliest event reported)

CONSOLIDATED WATER CO. LTD.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands, B.W.I.	0-25248	98-0619652
(State or Other Jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
Incorporation)

Regatta Office Park

Windward Three, 4th Floor

West Bay Road, P.O. Box 1114

Grand Cayman, KY1-1102

Cayman Islands

(Address of Principal Executive Offices)

(345) 945-4277

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitions Agreement.

Since July 11, 1990, Consolidated Water Co. Ltd. (the “Company”), through its wholly-owned subsidiary, Cayman Water Company Limited (“Cayman Water”), has had the exclusive right to provide potable water to retail customers within a specified service area under a license issued by the Cayman Islands government (the “1990 License”). The present service area is comprised of an area on Grand Cayman Island that includes the Seven Mile Beach resort area and the district of West Bay, two of the three most populated areas in the Cayman Islands. For the nine months ended September 30, 2012, the Company generated approximately 37% of its consolidated revenues and 52% of its consolidated gross profits from the retail water operations conducted within the area covered by license.

The term of the license has been extended several times by the Cayman Islands government in order to provide the parties with additional time to negotiate the terms of a new license agreement. The last extension of the term expired on December 31, 2012. However, since such date, Cayman Water has continued to produce and supply water to the service area specified in the license in accordance with the original July 1990 license.

On February 15, 2013, Cayman Water received the fully executed amendment to the 1990 License, which extends the term of the license through March 30, 2013.

On February 14, 2011, the Water Production and Supply Law, 2011 (which replaces the Water (Production and Supply) Law (1996 Revision) under which the Company is licensed) and the Water Authority (Amendment) Law, 2011 (the “New Laws”) were published on terms that they would come into force on such date as may be appointed by Order made by the Governor in Cabinet. Such Order was subsequently made by Cabinet and the New Laws are now in full force and effect. Under the New Laws, any new license issued by the Water Authority-Cayman (“WAC”) could include a rate of return on invested capital model described below.

The Company has been advised in correspondence from the Cayman Islands government and the WAC that: (i) the WAC is now the principal negotiator, and not the Cayman Islands government, in these license negotiations, and (ii) the WAC has determined that the “rate of return on invested capital” model (“RCAM”) is in the best interest of the public and the Company’s customers. RCAM is the rate model currently utilized in the electricity transmission and distribution license granted by the Cayman Islands government to the Caribbean Utilities Company, Ltd.

Throughout the course of the retail license renewal negotiations, the Company has objected to the use of RCAM on the basis that it believes such a model would not promote the efficient operation of its water utility and could ultimately increase water rates to its customers.

During the extension period of the license, the Company intends to continue negotiating a new license agreement with the Water Authority-Cayman. As long as the Company is not in default of any terms of the existing license, even if a new license agreement is not concluded during the approximately one-month extension, the Company would have a right of first refusal to renew the license on terms that are no less favorable than those that the government might offer in the future to a third party.

If the Company does not enter into a new license agreement before March 31, 2013 or any agreed additional extension, and no other party is awarded a license, the Company expects to be permitted to continue to supply water to its service area. However, the terms of such continued supply may not be as favorable to the Company as the terms in the existing license. It is possible that the government could offer a third party a license to service some or all of the Company’s present service area. In such event, the Company may assume the license offered to the third party by exercising the Company’s right of first refusal. The terms of the new license agreement may not be as favorable to the Company as the terms under which the Company is presently operating.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Title

10.1	Amendment to a License dated 11th July 1990 to Produce Potable Water from Seawater granted to Cayman Water Company Limited dated as of December 31, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED WATER CO. LTD.

By:	/s/ Frederick W. McTaggart
Name:	Frederick W. McTaggart
Title:	President & CEO

Date: March 4, 2013